EXHIBIT 10.4

Florida documentary stamps in the amount of $16,668.75 has been paid on the Mortgage, Security Agreement and Assignment of Leases, Rents and Profits dated of even date herewith and recorded in the public records of Hillsborough County, Florida.

PROMISSORY NOTE

$2,381,250

December 13, 2005

SRI/SURGICAL EXPRESS, INC.

12425 Race Track Road

Tampa, Florida 33626

(“Borrower”)

LASALLE BANK NATIONAL ASSOCIATION

401 East Jackson Street, Suite 2450

Tampa, FL 33602

(“Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of up to Two Million Three Hundred Eighty-One Thousand Two Hundred Fifty and No/100 Dollars ($2,381,250) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

This Note is subject to the terms and conditions of that certain Second Amended and Restated Credit Agreement among Bank, Wachovia Bank, National Association (“Wachovia”) and Borrower, dated as of June 21, 2005, as amended by that certain Amendment to Second Amended and Restated Credit Agreement, dated as of the date hereof, among Bank, Wachovia and Borrower, as further modified and amended from time to time (collectively, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement.

The term “Loan Documents” used in this Note and the other loan documents executed in connection herewith refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to the Loan Agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto (whether now existing or hereafter created), and may include, without limitation, a commitment letter that expressly survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, deeds to secure debt, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) (“Swap Agreements”). The term “Obligations” used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations as defined in the respective Loan Documents, all obligations under any Swap Agreements between Bank and Borrower whenever executed, and any other obligations, indebtedness or liabilities of Borrower to Bank, whether now existing or hereafter arising and howsoever evidenced or incurred.

INTEREST RATE DEFINITIONS.

“LIBOR Rate” means, with respect to each day during each Interest Period, the rate for U.S. dollar deposits of one month maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

“LIBOR Based Rate” means LIBOR Rate plus 2.50% per annum, as the LIBOR Rate is determined by Bank prior to the commencement of each hereinafter defined Interest Period.

“Interest Period” means, initially, the period commencing on the date hereof and ending on the first Payment Date (as hereinafter defined), and thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the next Payment Date, provided, (i) any Interest Period that would otherwise end on a day which is not a New York business day shall be extended to the next New York business day, unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on the preceding New York business day; (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the Payment Date shall end on the last New York business day of such month, and (iii) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

“Prime Rate” means, for any day, that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

INTEREST RATE TO BE APPLIED. Interest Rate. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Based Rate as that rate may change from time to time in accordance with changes in the LIBOR Rate; provided, so long as any Swap Agreement is in effect with respect to this Note based on the LIBOR Rate, or so long as Bank is able to offer the LIBOR Based Rate, the LIBOR Based-Rate shall apply.

Availability of LIBOR Rate. Notwithstanding the foregoing, in the event Bank cannot lawfully offer loans based on LIBOR Rate, or Bank cannot determine the LIBOR Rate, then this Note shall, at the end of the applicable Interest Period, bear interest at the Prime Rate (the “Prime Based Rate”) until Bank can determine the LIBOR Based Rate, or it is no longer unlawful for Bank to offer loans based on a LIBOR Rate.

Indemnification. Borrower shall indemnify Bank against Bank’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due under this Note, (b) any payment, prepayment or conversion of any loan on a day other than the last day of the Interest

Period, or (c) any failure to make a borrowing or conversion after giving notice thereof (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determine by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

Default Rate. In addition to all other rights contained in this Note, if a Default or Event of Default occurs and as long as a Default or Event of Default continues, all outstanding Obligations in Bank’s discretion shall bear interest, at the Bank’s option, at the LIBOR Based Rate plus 4% or the Prime Based Rate plus 2% (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full, except as otherwise required by law.

INTEREST COMPUTATION. Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

TERM LOAN. The principal hereof shall be advanced to Borrower on the date hereof in a single advance, subject to the terms and conditions of the Loan Agreement. Once repaid, principal hereof cannot be reborrowed.

REPAYMENT TERMS. Principal and interest shall be due and payable on the first day of each month (each a “Payment Date”), commencing January 1, 2006, in consecutive monthly installments in an amount equal to the sum of (a) all then accrued and unpaid interest, plus (b) principal installments of $9,925.00 per month. The entire unpaid principal amount hereof, together with accrued and unpaid interest thereon and all other amounts payable hereunder shall be due and payable on December 1, 2010 (the “Maturity Date”).

RECISION OF PAYMENTS. If any payment received by Bank under this Note or the other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all Persons liable under this Note or the other Loan Documents as though such payment had not been made.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days. The Borrower acknowledges that the late charge imposed herein represents a reasonable estimate of the expenses of Bank incurred because of such lateness.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

BORROWER’S ACCOUNTS. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s existing or future deposit accounts with Bank and any of its affiliates to secure the Obligations.

EVENTS OF DEFAULT. An “Event of Default” shall exist if any one or more of the following events shall occur (individually, an “Event of Default,” and collectively, “Events of Default”):

Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations under this Note.

Event of Default Under Other Loan Documents or Swap Agreements. The occurrence of any Event of Default under any of the other Loan Documents or any Swap Agreement.

REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Bank may at any time thereafter, take the following actions:

Bank Lien and Set-off. Exercise its right of set-off or to foreclose its security interest or lien against any deposit account of any nature or maturity of Borrower with Bank without notice.

Acceleration Upon Default. Accelerate the maturity of this Note and all other Obligations (other than with respect to any Swap Agreements which shall be due in accordance with and governed by the provision of said Swap Agreements), and all of the Obligations shall be immediately due and payable.

Termination of Swap Agreement. Terminate any Swap Agreement.

Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or the same Default or Event of Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower or any other Person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to Borrower or any Person liable under this Note or other Loan Documents, all without notice to or consent of Borrower or any Person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any Person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS.

Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations.

Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Bank first shown above is located as shown in the heading of this Note without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of the Loan Documents, the terms of this Note shall control.

Swap Agreements. All Swap Agreements, if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provide in said written Swap Agreements, and any payoff statement from Bank relating to this Note shall not apply to said Swap Agreements unless expressly referred to in such payoff statement.

Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.

Plural; Captions. All references in the Loan Documents to Borrower, Person, document or other nouns of reference mean both the singular and plural form, as the case may be. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.

Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note.

Entirety. This Note and the other Loan Documents delivered in connection herewith and therewith embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Advances. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto.

Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Unless otherwise permitted by Bank, any repayments of this Note, other than immediately available U.S. currency, will not be credited to the outstanding loan balance until Bank receives collected funds.

Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time, together with any interest and/or penalties relating thereto.

Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

Business Purpose. Borrower represents that the loan evidenced hereby is being obtained for business purposes.

Time of Essence. Time is of the essence in the payment and performance hereof.

AGENT. The rights of the Bank under this Note may also be exercised by the Collateral Agent (as defined in the Loan Agreement).

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

SRI/SURGICAL EXPRESS, INC.

By:	/S/ WALLACE D. RUIZ
Wally Ruiz
Sr. Vice President and CFO

[SEAL]

Taxpayer Identification Number:

59-3252632